Michael K. Devlin
               Senior Vice President                               Immediately
               (617) 628-4000

                 CENTRAL BANCORP REPORTS SECOND QUARTER EARNINGS

     SOMERVILLE, MASSACHUSETTS, October 28, 2003-- Central Bancorp, Inc. (NASDAQ: CEBK) today reported that its net income increased 24% to $830,000, or $0.53 per diluted share, for the three months ended September 30, 2003, from $668,000, or $0.42 per diluted share, for the corresponding quarter in the prior fiscal year. The current quarter's results reflect an insurance recovery of $214,000, net of related legal fees and taxes, attributable to the dispute with certain shareholders, which was settled during the quarter. In addition, during the quarter ended September 30, 2002, the Company incurred substantial costs in connection with the contested election of directors at the annual meeting, which, after taxes, reduced net income by approximately $190,000.
     Earnings during the quarter ended September 30, 2003 were adversely affected by a decrease in net interest income of $175,000, as compared to the same quarter in the prior year. The gradual reduction in interest rates in recent years had a greater relative impact on the Company's yield on earning assets in the current fiscal year than on the cost of funds due to the limited opportunity to reduce deposit rates and the fixed cost of FHLB advances. In addition, the Company has sold the bulk of its current year fixed-rate residential mortgage loan originations due to the historically low rates prevailing during the period and invested the related proceeds on an overnight basis. These factors led to a reduction in the net interest margin from 3.56% in the quarter ended September 30, 2002 to 3.39% in the current quarter. In October 2003, the Company commenced a program to reinvest the majority of its overnight funds in various intermediate-term investments and mortgage-backed securities in order to increase its yield on earning assets.
     For the six months ended September 30, 2003, net income increased 25% to $2,118,000, or $1.36 per diluted share, from $1,695,000, or $1.05 per diluted share in the year earlier period. Exclusive of the after-tax impact of $374,000 resulting from the

                                  (continued)

Central Bancorp, Inc.
Page 2 of 3

Company's June 2003 settlement of its REIT-related tax liability with the Massachusetts Department of Revenue and the aforementioned net insurance recovery, which increased earnings $276,000 in the first half of the current year, net income declined $227,000 compared to the year earlier period. This reduction was largely the result of a $346,000 decrease in net interest income in the first half of the current year, as compared to the prior year period.
     John D. Doherty, Chairman, President & Chief Executive Officer, stated, "The current interest-rate environment continues to create compression in our net interest margin. We believe that our strategy of selling nearly all of our current year originations of fixed-rate residential mortgage loans is sound. We recently began to reinvest a portion of the nearly $47 million in overnight investments held at September 30, 2003, which is expected to improve the yield on our investments during the remainder of the fiscal year. With the increase in mortgage rates during the current quarter, residential loan refinancing activity has declined significantly, which is expected to adversely affect the volume of loan sales in the second half of the year."
     During the current quarter, the Company originated $15.2 million in commercial real estate and construction loans. At September 30, 2003, the Company had nearly $154 million in outstanding commercial real estate and construction loans, representing 43% of the total loan portfolio. Loan quality continued to be outstanding with no loans delinquent in excess of 90 days at September 30, 2003.
     Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices and one limited-service high school branch in suburban Boston.

                           (See accompanying tables.)
--------------------------------------------------------------------------------

This press release contains financial information determined by methods other than in accordance with accounting methods generally accepted in the United
States of America ("GAAP"). The Company's management uses these non-GAAP measures in its analysis of the Company's performance. These measures typically adjust GAAP performance measures to exclude the effects of significant gains or losses that are unusual in nature. Because these items and their impact on the Company's performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance which may be presented by other companies.
     This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.
--------------------------------------------------------------------------------

Central Bancorp, Inc.
Page 3 of  3

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  Quarter Ended        Six Months Ended
                                                                   September 30,         September 30,
                                                        -------------------------------------------------
                                                            2003           2002         2003        2002
                                                        -------------------------------------------------
                                                                (Unaudited)                (Unaudited)

         Net interest and dividend income                 $3,941           $4,116     $ 8,050     $ 8,396
         Provision for loan losses                            50               --         100          --
         Net loss on sales and write-downs
           of investment securities                         (130)            (221)       (135)       (210)
         Gain on sale of loans                                68                1         209           1
         Other non-interest income                           230              278         503         490
         Non-interest expenses                             2,761            3,132       5,759       6,023
                                                          ------           ------     -------     -------
           Income before taxes                             1,298            1,042       2,768       2,654
         Provision for income taxes                          468              374         650         959
                                                          ------           ------     -------     -------
           Net income                                     $  830           $  668     $ 2,118     $ 1,695
                                                          ======           ======     =======     =======
         Earnings per share:
           Basic                                          $  .54           $ 0.42     $  1.37      $ 1.06
                                                          ======           ======     =======      ======
           Diluted                                        $  .53           $ 0.42     $  1.36      $ 1.05
                                                          ======           ======     =======      ======
         Weighted average number of
           shares outstanding:
           Basic                                           1,549            1,585       1,547       1,592
                                                          ======           ======     =======      ======

           Diluted                                         1,563            1,600       1,561       1,609
                                                          ======           ======     =======      ======

         RECONCILIATION OF GAAP EARNINGS
          TO PRO FORMA EARNINGS:
         Net income per GAAP                              $  830           $  668     $ 2,118     $ 1,695
         Impact of REIT legislation, net of taxes             --               --        (374)         --
         Impact of litigation and legal fees,
           net of insurance and taxes                       (214)              --        (276)         --
                                                          ------           ------     -------     -------

           Pro forma earnings                             $  616           $  668     $ 1,468     $ 1,695
                                                          ======           ======     =======     =======


                                                    CONSOLIDATED BALANCE SHEET DATA
                                                             (IN THOUSANDS)
                                                       SEPTEMBER 30,    MARCH 31,
                                                            2003          2003
                                                    -------------------------------
                                                      (UNAUDITED)

         Total assets                                  $ 478,382        $ 477,208
         Total loans (1)                                 354,126          390,464
         Allowance for loan losses                         3,389            3,284
         Deposits                                        284,515          287,959
         Borrowings                                      144,427          144,576
         Stockholders' equity                             42,536           39,443

 (1) Includes loans held for sale of $4,152 and $647 at September 30, 2003 and March 31, 2003, respectively.